                                                                   EXHIBIT 2.2

                              CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 14th day of May, 1997 by and between FM PRECISION GOLF CORP., a Delaware corporation ("FMP") on the one hand, and DANNY EDWARDS, an individual residing at 6724 North Whispering Hills Road, Paradise Valley, Arizona 85253 ("Consultant") on the other hand.

                                   WITNESSETH:

      WHEREAS, Consultant is the founder and chief executive officer of Royal Grip, Inc., a Nevada corporation (the "Company"), and

      WHEREAS, FMP and the Company have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which the Company will become a wholly-owned subsidiary of FMP and each of the shareholders of the Company will receive Common Stock in FMP; and

      WHEREAS, Consultant has extensive knowledge about the customers, business practices, pricing procedures and other matters regarding the businesses of the Company; and

      WHEREAS, FMP desires to maintain, on a formal basis, access to the knowledge, information, contacts and expertise of Consultant;

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. REPRESENTATIONS AND WARRANTIES OF CONSULTANT. Consultant hereby represents and warrants to FMP that this Agreement is the legal, valid and binding obligation of Consultant and is enforceable against Consultant in accordance with its terms.

SECTION 2. REPRESENTATIONS OF FMP. FMP hereby represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by FMP, is the legal, valid and binding obligation of FMP and is enforceable against FMP in accordance with its terms.

SECTION 3.  OBLIGATIONS OF CONSULTANT.

      3.1. SCOPE. Consultant shall make himself reasonably available to consult with FMP, and one or more Subsidiaries (as defined in the Merger Agreement) of FMP as FMP may from time to time designate, on a regular basis as FMP may reasonably request with respect to matters involving suppliers and purchasers, potential suppliers and purchasers, business practices, business opportunities, pricing points and practices, outlook for prices, negotiations of contracts, personnel and other employment and employee matters relating to the business of the Company. In addition, Consultant shall (a) make himself reasonably available to consult with FMP, and one or more Subsidiaries of FMP, with respect to business opportunities of every nature, including, but not limited to, joint ventures, investment opportunities, consulting opportunities and other business matters relating to such parts of the golf industry where Consultant has particular expertise, whether or not related to the business of the Company,
(b) introduce FMP, or one or more Subsidiaries of FMP as FMP may designate, to potential suppliers and customers, potential business partners and other Persons (as hereinafter defined) who may be useful to FMP or its Subsidiaries as they attempt to develop business and discover investment opportunities in the golf industry, (c) endorse all products of FMP and its Subsidiaries and use such products in his activities hereunder or when appearing in the golf tournaments sponsored by the Professional Golf Association or which are part of the Nike tour (the "Tour") and (d) promote FMP and its products and those of its Subsidiaries by actively appearing on the Tour, either as a player-participant or otherwise.

      3.2. LIMITATIONS. Consultant shall perform such consulting services as may reasonably be requested by FMP; provided, however, that (a) Consultant shall not be required to consult under this Agreement for more than 25 hours during any calendar quarter (provided that time spent on the Tour shall not count towards this minimum number of hours); and (b) FMP shall reimburse Consultant for all of his reasonable out-of-pocket expenses (including, but not limited to, telephone, fax and travel) incurred by Consultant in connection with the performance of the consulting services required hereunder; provided that no reimbursement for Tour expenses shall be required of FMP except to the extent set forth in Section 4.2 below.

      3.3. COMPENSATION. Consultant shall be entitled to the payments provided for in Section 4 below, regardless of the extent to which FMP or its Subsidiaries request the use of the consulting services of Consultant.

      3.4. DIRECTOR. During the term of this Agreement, FMP shall cause Consultant to be nominated for election by the stockholders of FMP as a director of FMP.

      3.5. OFFICER. During the term of this Agreement, FMP shall cause Consultant to be elected as a Vice Chairman of the Board of Directors of FMP.

      3.6. TERM. The provisions of Sections 3 and 4 shall continue for a period of two years commencing with the Effective Date (as defined in the Merger Agreement) and ending on the second anniversary of the Effective Date, except for the provisions of Section 3.7 which shall continue for an additional period of two years following the Restricted Period (as hereinafter defined).

      3.7. INDEMNITY. FMP agrees to indemnify and hold Consultant harmless against any losses, claims, damages or liabilities to which Consultant may become subject in connection with the services which are the subject of this Agreement; provided, however, that FMP shall not be liable under the foregoing indemnity in respect of any loss, claim, damage or liability to the extent that such loss, claim, damage or liability resulted from a breach of the obligations of Consultant to FMP in connection with the performance by Consultant of the services which are the subject of this Agreement or from the willful misfeasance or gross negligence of Consultant.


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SECTION 4.  PAYMENTS.

      4.1. DIRECTOR FEES. FMP shall pay Consultant $10,000, as a director's fee, for each full year on and after the Effective Date that Consultant is a director of FMP, at the times that director fees are paid to other directors of FMP.

      4.2. CONSULTING FEES. FMP shall pay Consultant $180,000 per year, in equal monthly installments, which includes the total amount that FMP is obligated to reimburse Consultant for all Tour expenses that may be incurred by Consultant hereunder.

      4.3. RELATIONSHIP. FMP is engaging Consultant as an independent contractor and not as an employee. In performing his obligations under this Agreement, Consultant shall not identify himself as an employee of FMP. In the event that Consultant hires one or more employees, Consultant shall be solely responsible for all costs and expenses of such employees.

      4.4. LIMITATIONS. If Consultant does not complete the first two days of at least 10 tournaments on the Tour in any year, FMP may reduce the payments due under Section 4.2 by $15,000 for each tournament under 10 on the Tour not so completed; provided, that if Consultant is unable to complete the first two days of a tournament on the Tour due to injury, but Consultant does appear and is able to promote FMP at such tournament, such tournament shall count towards the minimum.

      4.5. BONUS. The Compensation Committee of the Board of Directors of FMP shall review the activities of Consultant at the end of each year and determine, at its sole discretion, whether Consultant shall be entitled to a bonus.

      4.6. OTHER BENEFITS. During the term of this Agreement, Consultant shall be provided with (a) the same health insurance and other employee benefits on the same terms as is made available to executives of FMP, and (b) the same benefits on the same terms as are made available to other non-employee directors of FMP.

SECTION 5. DEFINITION OF "PERSON". For all purposes of this Agreement, "Person" means any individual, partnership, corporation, limited liability company, trust, or other entity.

SECTION 6. TERMINATION. Consultant recognizes the detriment to FMP that would result from the impairment of public confidence in the honest and orderly conduct, the integrity and good character of Consultant. Consultant therefore acknowledges that if he was engaged or should engage in gross and willful misconduct injurious to FMP, FMP will have the right to terminate this Agreement. In addition, FMP may terminate this Agreement if (a) Consultant shall fail to complete the first two days of at least five tournaments on the Tour during any year provided, that if Consultant is unable to complete the first two days of a tournament on the Tour due to injury, but Consultant does appear and is able to promote FMP at such tournament, such tournament shall count towards the minimum, or (b) Consultant fails, in any material respect, in the reasonable determination of the Board of Directors of FMP, to perform his obligation under this Agreement, and such failure, if curable, shall continue for 30 days after written notice to Consultant specifying the events constituting such failure.


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SECTION 7. COVENANT NOT TO COMPETE. Consultant acknowledges that (a) FMP is engaged, through its ownership of the Company, in the business of designing and distributing golf club grips and designing and manufacturing athletic headwear (the "Business"), (b) Consultant is one of the limited number of persons who developed such Business, and is the founder of the Company, (c) the Business is conducted throughout the United States, (d) his work has given him, and his consulting for the Company will continue to give him proprietary information and trade secrets of and confidential information concerning the Company, and (e) the agreements and covenants contained in this Section 7 are essential in order to induce FMP to enter into the Agreement and Plan of Merger and to protect the Business and goodwill of the Company that FMP will acquire thereunder. Accordingly, Consultant covenants and agrees as follows:

      7.1. TERM. For a period commencing on the Effective Date and ending on the later of (a) the second anniversary of the Effective Date, or (b) the date of the termination of Consultant's retention by FMP (such period of time being referred to herein as the "Restricted Period") Consultant shall not, within the United States of America or Japan (the "Territory"), directly or indirectly, (i) engage in the Business or any aspect of the Business for the Consultant's own account, (ii) enter the employ of, or render any services to, any Person (other than FMP or any Subsidiary of FMP) engaged in the Business or any aspect of the Business, (iii) become associated with any Person engaged in the Business as an individual, partner, shareholder (other than as a shareholder owning not more than 5% of the voting securities of any corporation having more than 500 stockholders), officer, director, employee, principal, agent, consultant or trustee, or (iv) solicit, attempt to solicit or accept any business (which is related to any aspect of the Business) to be conducted within the Territory (or help any other Person solicit or accept any such business) from any Person who, during the 12 months preceding the date of termination or expiration of Consultant's retention by FMP, is a customer or supplier of the Company or who during the Restricted Period becomes, and is known by Consultant to be, a customer or supplier of the Company. Nothing in this Agreement shall prohibit Consultant from sponsoring products or companies that are not directly competitive with FMP or any Subsidiary of FMP.

      7.2. EMPLOYEES; DISPARAGEMENT. Without the prior written consent of FMP, during the Restricted Period, Consultant shall not, directly or indirectly, hire or solicit any employee or consultant or advisor to the Company or encourage any such employee or consultant or advisor to leave such employment or retention for any business whether or not a competitor of the Company. During the Restricted Period, Consultant shall not disparage FMP or any Subsidiary of FMP or their personnel or services, or discourage or otherwise attempt to prevent any other Person from doing business with FMP or any Subsidiary of FMP. Similarly, FMP, during the Restricted Period, shall not disparage Consultant or his services, or discourage or otherwise attempt to prevent any other Person from doing business with Consultant.

      7.3. CONSIDERATION. Consultant acknowledges that his acquisition of shares of Common Stock of FMP as described in the Recitals to this Agreement constitutes full and fair consideration for his covenants under this Section 7.

      7.4. REFORMATION. If a court of competent jurisdiction shall determine that the terms of this Section 7 are partially or wholly inoperative, unenforceable or invalid in a particular case


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because of their time or geographic scope or for any other reason, such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this Section 7 in such case so as to permit its enforcement to the greatest extent permitted by applicable law.

      7.5. INJUNCTIVE RELIEF. Consultant specifically acknowledges and agrees that the remedy at law for any breach of the provisions of Section 7, 8 and 9 will be inadequate (for reasons which include, but are not limited to, the fact that Consultant's talents, and the services to be provided by Consultant, are unique) and that FMP, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief.

SECTION 8.  MAINTAINING CONFIDENTIAL INFORMATION.

      8.1. FMP INFORMATION. Consultant agrees that at all times while he is retained by FMP and for a period of one year thereafter, he will hold in strictest confidence, and not use, except for the benefit of FMP, or disclose to anyone, other than directors, officers, employees and counsel of FMP and Persons to whom such disclosure is authorized by executive officers of FMP (other than Consultant) and is made in furtherance of the interest of FMP, without the written authorization of the Board of Directors of FMP, its Chairman of the Board or President, any trade secrets, confidential knowledge, data or other proprietary information of FMP or its Subsidiaries (including the trade secrets, confidential knowledge, data or other proprietary information of the Company), which by way of illustration and not limitation, include scientific, technical and business information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, firmware, software (whether executable or source code), improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of FMP, the Company and their Subsidiaries, except for information that becomes generally available to the public, or information received on a non-confidential basis from sources other than FMP or the Company who are not in violation of a confidentiality agreement with FMP or a Subsidiary of FMP.

      8.2. THIRD PARTY INFORMATION. Consultant recognizes that FMP has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on FMP's part to maintain the confidentiality of such information and, in such cases, to use it only for certain limited purposes. Consultant agrees that he owes FMP and such third parties, during the term set forth in Section 8.1, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or use it for the benefit of anyone other than FMP or such third party, except in a manner that is consistent with FMP's agreement with the third party.

SECTION 9.  ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS.

      9.1. INVENTIONS AND ORIGINAL WORKS RETAINED BY CONSULTANT. Consultant represents and warrants that he has heretofore assigned to the Company without further payment or consideration all his right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which he solely or jointly conceived or


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
reduced to practice, or caused to be conceived or reduced to practice while he was an employee of the Company or which are related to the Business and has granted to FMP a perpetual right to the molds used to inscribe his name on packaging, grips and other items, and to the use of his name on such items without any further consideration. Consultant has attached hereto as Exhibit A a complete list of all inventions, original works of authorship, developments, improvements, and trade secrets that Consultant has, alone or jointly with others, conceived, developed or reduced to practice before the commencement of this Agreement, that Consultant considers to be his property or the property of third parties. If disclosure of an item on Exhibit A would cause Consultant to violate any prior confidentiality agreement, Consultant understands that he is not to list such in Exhibit A but is to inform FMP that all items have not been listed for that reason. A space is provided on Exhibit A for such purpose. If no list is attached, Consultant represents that there are no such items.

      9.2. INVENTIONS AND ORIGINAL WORKS ASSIGNED TO FMP. Consultant agrees to make prompt written disclosure to FMP of and will assign to FMP without further payment or consideration all his right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which Consultant may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice during the period of his retention by FMP. Consultant understands that only ideas, inventions, original works of authorship, developments, improvements and trade secrets which

      (a) were not developed or produced using equipment, supplies, facilities or trade secrets that belong to FMP or any Subsidiary of FMP, and

      (b) do not relate to (i) the Business as it is currently conducted or contemplated to be conducted or as it may be conducted during the term of Consultant's retention by FMP or (ii) actual or contemplated research or development conducted by FMP, and

      (c) were not developed or produced during hours that Consultant is obligated to engage in FMP related activities hereunder or for which FMP pays Consultant are not covered by Consultant's obligations to report and assign under the first sentence of this Section 9.2.

      9.3. WORKS MADE FOR HIRE. Consultant acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of his duties under this Agreement and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

      9.4. OBTAINING LETTERS PATENT, COPYRIGHT REGISTRATIONS AND OTHER PROTECTIONS. Consultant will assist FMP in every reasonable way, and at the sole expense of FMP, to obtain and from time to time enforce United States and foreign proprietary rights, including patents and copyrights, relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of FMP in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearing as a


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
witness) as FMP may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such proprietary rights to FMP or its designee, without payment or further consideration. Consultant's obligation to assist FMP with respect to proprietary rights in any and all countries shall continue beyond the termination of his retention, but FMP will compensate Consultant at a reasonable rate after his termination for the time actually spent by Consultant at FMP's request on such assistance.

      9.5. OBLIGATION TO KEEP FMP INFORMED. In addition to Consultant's obligations under Section 9.2, during the Restricted Period, Consultant will promptly disclose to FMP fully and in writing all patent applications filed by Consultant or on his behalf. At the time of each such disclosure, Consultant will advise FMP in writing of any inventions that he believes are not required to be assigned to FMP by Section 9.2 above; and Consultant will at that time provide to FMP in writing all evidence necessary to substantiate that belief. Consultant understands that FMP will, and FMP agrees to, keep in confidence and will not disclose to third parties without Consultant's consent any proprietary information disclosed in writing to FMP pursuant to this Agreement relating to such inventions. Consultant will preserve the confidentiality of any invention that is required to be assigned to FMP by Section 9.2 above.

      9.6. RETURN OF FMP DOCUMENTS. When Consultant is no longer a consultant to FMP, he will deliver to FMP (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, firmware, software (whether executable or source code), sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to FMP or any of its Subsidiaries, their successors or assigns.

SECTION 10. MISCELLANEOUS.

      10.1. THIS AGREEMENT. This Agreement and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

      10.2. NON-WAIVER. Neither the failure of nor any delay by either party to this Agreement to enforce any right hereunder or to demand compliance with its terms is a waiver of any right hereunder. No action taken pursuant to this Agreement on one or more occasions is a waiver of any right hereunder or constitutes a course of dealing that modifies this Agreement.

      10.3. WAIVERS. No waiver of any right or remedy under this Agreement shall be binding on either party unless it is in writing and is signed by the party to be charged. No such waiver of any right or remedy under any term of this Agreement shall in any event be deemed to apply to any subsequent default under the same or any other term contained herein.


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      10.4. AMENDMENTS.  No amendment, modification or termination of this
Agreement shall be binding on either party hereto unless it is in writing and is signed by the party to be charged.

      10.5. SUCCESSORS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives or corporate successors.

      10.6. THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to give any person other than the parties hereto any rights or remedies under this Agreement.

      10.7. JOINT PREPARATION. This Agreement shall be deemed to have been prepared jointly by the parties hereto. Any ambiguity herein shall not be interpreted against either party hereto and shall be interpreted as if each of the parties hereto had prepared this Agreement.

      10.8. RULES OF CONSTRUCTION. In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender. The preamble and the recitals are part of this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

      10.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing and delivering one or more counterparts.

      10.10. LEGAL MATTERS. The parties, being concerned that either party may obtain some advantage by having the law of the jurisdiction of its principal place of business apply, and agreeing in concept to have this Agreement subject to the laws of a neutral jurisdiction, whose laws are perceived as being fair in general to the business community at large, have determined and agreed as follows: THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE ENTRY INTO OR PERFORMANCE OF THIS AGREEMENT, OR THE INTERPRETATION OR ENFORCEMENT OF TERMS HEREOF, SHALL BE BROUGHT IN A FEDERAL OR STATE COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH FEDERAL OR STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND AGREES THAT SERVICE OF PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL IN ACCORDANCE WITH, SECTION 10.11 HEREOF.


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      10.11. NOTICES. Any notices or other communications required or permitted by this Agreement shall be in writing and shall be delivered either by personal delivery, by nationally recognized overnight courier service, by facsimile, by first class mail or by registered or certified mail, return receipt requested, addressed to the party at the address appearing below the signature of such party, or to such other address as either party shall have previously designated to the other by written notice given in the manner hereinabove set forth. Notices shall be deemed given one day after being sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery where delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

                                   SIGNATURES:

      IN WITNESS WHEREOF the parties have signed this Agreement as of this 14th day of May, 1997.


FM PRECISION GOLF CORP.


By:  /s/ Christopher A. Johnston                 /s/ Danny Edwards
    ----------------------------                 -------------------------------------
      Christopher A. Johnston, President         DANNY EDWARDS (Consultant)
Address: P.O. Box 25182                          Address: 6724 North Whispering Oaks Road
         3490 Clubhouse Drive, Suite 102                  Paradise Valley, Arizona 85253
         Jackson, Wyoming  83001


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